Exhibit 2(k)(xi)

                           [LETTERHEAD OF ING FUNDS]

                                  March 1, 2002

Board of Trustees
ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258

     Re: Reduction in Fee Payable under Distribution and Service Plan for the Class B Shares

Ladies and Gentlemen:

     Pursuant to our letter agreement dated March 1, 2001, as amended by our letter agreement on the same subject dated May 9, 2001, we have waived the service fee payable to us under the Distribution and Service Plan for the Class B Shares of ING Senior Income Fund of 0.25% of the average daily net assets attributable to Class B Shares of the Fund for the period from March 1, 2001 through February 28, 2002. By this letter, we agree to continue to waive that fee for the period from March 1, 2002 through and including February 28, 2003.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,


                                        By:
                                            ------------------------------------
                                            William H. Rivoir III
                                            Senior Vice President

Agreed and Accepted:
ING Senior Income Fund


By:
    ------------------------------
    Daniel A. Norman
    Senior Vice President